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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-            ) and related Prospectus of American Campus Communities, Inc. for the registration of 5,449,832 shares of its common stock and to the incorporation by reference therein of our reports dated March 12, 2008, with respect to the consolidated financial statements of American Campus Communities, Inc., and the effectiveness of internal control over financial reporting of American Campus Communities, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Austin, TX
March 31, 2008

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  EXHIBIT 23.1